EXHIBIT 99.1

Behringer Harvard REIT I to Acquire

Publicly Traded IPC US REIT

Deal Includes All Subsidiary Companies and $1.4 Billion Portfolio

Dallas, August 14, 2007 — Behringer Harvard announced today that it has entered into a definitive agreement to acquire publicly traded IPC US REIT and its portfolio of 35 Class A office properties located in the United States.  The agreement calls for Behringer Harvard REIT I, Inc. to purchase all of Toronto-based IPC US REIT’s subsidiaries at a purchase price of $9.75 US per unit, or approximately $1.4 billion.  Of the total purchase price, approximately $600 million represents equity while the remaining approximate $800 million represents assumption of debt.

The transaction includes a breakup fee of up to $12 million to Behringer Harvard if under certain conditions the transaction should not close.  The closing of the acquisition is expected to occur in late October or early November 2007 and is contingent upon customary closing conditions, including regulatory approvals and third party consents, and the approval of the IPC US REIT unitholders.

“These assets will make excellent additions to and further strengthen our current Behringer Harvard REIT I portfolio,” said Robert M. Behringer, Chairman and Chief Executive Officer of Behringer Harvard.  “Many of the IPC REIT’s properties stand as signature buildings in their respective markets. In addition, several IPC REIT properties are in markets where Behringer Harvard REIT I already has an ownership presence.  This will further add to the quality of our portfolio, which is a factor in the REIT’s attractiveness to institutions and Wall Street from a valuation perspective.”

“Our ability to capitalize on this important opportunity is an indication of Behringer Harvard REIT I’s strong balance sheet and overall financial position,” said Behringer.

IPC US REIT is the only REIT in Canada to focus exclusively on U.S. properties.  Portfolio assets are located in 18 markets, primarily large to mid-sized cities in locations with notable barriers to entry.  Key markets include New York, New Jersey, Philadelphia, Baltimore, Houston, Las Vegas and Tampa/St. Petersburg.  Collectively, the portfolio represents 9.6 million square feet of net rentable space which, in June 2007, was 92.1% leased.  While the acquisition is comprised primarily of Class A, institutional-quality commercial office properties, it also includes attractive opportunities for value added development as well.

The IPC US REIT assets will significantly increase the holdings in Behringer Harvard REIT I’s portfolio, which currently includes more than $2.5 billion in 37 institutional quality office buildings and other assets across the United States that represents more than 12.4 million square feet in rentable office space.  The addition of the IPC US REIT portfolio will bring Behringer Harvard REIT I’s total holdings to more than $3.9 billion in 72 office buildings representing more than 25.5 million square feet of rentable office space.  The IPC US REIT portfolio will increase Behringer Harvard REIT I’s presence in some markets and provide entry to other markets, including New York, New Jersey, Las Vegas and Tampa/St. Petersburg.

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About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President-Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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